Core-Mark Announces First Quarter 2021 Financial Results
•Net Income Increased 98% to $8.5 Million; Adjusted EBITDA(1) Increased 25% to $44.3 Million
•Diluted EPS increased to $0.19 per share, or $0.36 Excluding LIFO Expense(2)
•Reduced operating expenses by 2.5% to $203.4 Million
•Announced $0.13 Dividend Payable June 25, 2021
•Reaffirmed 2021 Full Year Guidance

WESTLAKE, Texas - May 6, 2021 - Core-Mark Holding Company, Inc. (NASDAQ: CORE) (“the Company”), one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the first quarter ended March 31, 2021.

“We continue to drive positive momentum in the business by executing on our strategic priorities made possible by the hard work and dedication of the Core-Mark family and strong partnerships with our customers and vendors,” said Scott E. McPherson, President and Chief Executive Officer. “Results for the first quarter also reflect positive momentum in the COVID-19 recovery with continued sequential quarter improvement in sales mix and margins headlined by March representing the first month of positive same store growth in non-cigarettes since the start of the pandemic. The quarter also saw the early benefit of our sales force restructuring and continued improvement in our warehouse and delivery key performance metrics. As we enter the second quarter we are well positioned to deliver on our commitments to our customers and shareholders.”

First Quarter Results

Net sales in the first quarter of 2021 were $3.93 billion compared to $3.94 billion for the same period in 2020. Adjusting for the impacts of foreign exchange and one less selling day this year, total net sales increased approximately 1% for the first quarter of 2021.

Cigarette sales increased 0.2% to $2,587.7 million, driven primarily by a 7.2% increase in the average sales price per carton attributable primarily to cigarette manufacturers’ price increases, partially offset by a 6.6% decrease in carton sales. The decline in carton sales primarily reflects a decrease in carton sales to existing customers, a net decrease in the number of stores serviced during the quarter and one less selling day. Non-cigarette sales decreased 0.9% to $1,344.5 million, with the largest declines in the food and candy categories, partially offset by sales growth of other tobacco products (“OTP”), beverages and health, beauty and general products. Sales trends late in the first quarter reflected increased normalization of consumer behavior towards more pre-COVID levels, with results in March reflecting an increase in non-cigarette same store sales. Non-cigarette sales rebounded to 34.2% of total net sales for the first quarter of 2021, compared to 33.3% in the fourth quarter of 2020.

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Note (1): See the reconciliation of Adjusted EBITDA (Non-GAAP) to Net Income (U.S. GAAP) in the tables below
Note (2): See the reconciliation of Diluted Earnings Per Share Excluding LIFO Expense (Non-GAAP) to Diluted Earnings Per Share (U.S. GAAP) in the tables below

Gross profit in the first quarter of 2021 decreased 0.5% to $217.4 million from $218.4 million for the same period in 2020, driven primarily by an increase in LIFO expense, an OTP tax claim and a shift in sales mix within our non-cigarette category to lower margin products driven primarily by the COVID-19 pandemic, partially offset by higher inventory holding gains. Remaining gross profit (“RGP”), a non-GAAP financial measure, decreased 3.2% to $210.2 million from $217.1 million.

The following table reconciles RGP to gross profit, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF REMAINING GROSS PROFIT (NON-GAAP) TO GROSS PROFIT (U.S. GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2021	2020
	Amounts	Amounts	% Change
Gross profit	$217.4	$218.4	(0.5)%
Cigarette inventory holding gains	(12.5)	(9.1)
Cigarette tax stamp inventory holding gains	(8.3)	—
OTP tax claim	3.1	—
LIFO expense	10.5	7.8
Remaining gross profit (Non-GAAP)	$210.2	$217.1	(3.2)%

Gross profit margin for the first quarter was 5.53% of total net sales compared to 5.54% for the same period in 2020. RGP margin decreased 16 basis points to 5.35% for the first quarter driven by a decline in non-cigarette RGP margin of 30 basis points due primarily to a shift in the sales mix toward lower margin items associated with the impact of the COVID-19 pandemic and lower gross profit margins in certain categories. In addition, RGP margin was impacted by a decline in cigarette RGP margins of 5 basis points due primarily to the impact of price inflation.

The Company’s operating expenses decreased 2.5% to $203.4 million from $208.6 million for the same period in 2020. The decrease in operating expenses was driven primarily by increased productivity and cost savings initiatives. Operating expenses as a percentage of RGP was 96.8% compared to 96.1% for the first quarter of 2020. The increase in operating expenses as a percentage of RGP was due primarily to higher RGP margins and lower employee bonus expense in the first quarter of 2020.

Net income increased 98% to $8.5 million for the first quarter of 2021 compared to $4.3 million for the same period in 2020. Adjusted EBITDA, a non-GAAP financial measure, increased 25% to $44.3 million compared to $35.3 million for the first quarter of 2020.

The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF ADJUSTED EBITDA (NON-GAAP) TO NET INCOME (U.S. GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2021	2020	% Change

Net income	$8.5	$4.3	97.7%
Interest expense, net(1)	3.1	3.5
Provision for income taxes	2.6	1.8
Depreciation and amortization	17.4	15.7
LIFO expense	10.5	7.8
Stock-based compensation expense	2.4	2.0
Foreign currency transaction (gains) losses, net	(0.2)	0.2
Adjusted EBITDA (Non-GAAP)	$44.3	$35.3	25.5%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Earnings per Share (EPS) increased to $0.19 for the first quarter of 2021 compared to $0.09 for the same period in 2020. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.36 for the first quarter of 2021 compared to $0.22 for the same period in 2020. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

Balance Sheet and Liquidity
The outstanding balance on the Company’s revolving credit facility (the “Credit Facility”) was $259.0 million as of March 31, 2021 compared with $258.0 million as of December 31, 2020. The amount available to draw on the Credit Facility was $406.9 million as of March 31, 2021 compared with $402.4 million as of December 31, 2020. Free cash flow for the first quarter of 2021 was approximately $36.1 million, a portion of which was used to fund dividend payments of $6.2 million.

On February 26, 2021, the Company entered into an Eleventh Amendment to its Credit Facility, which primarily extended the maturity date from March 28, 2022 to February 26, 2026 on terms generally consistent with the previous facility.

Dividend

Core-Mark’s Board of Directors has approved a $0.13 cash dividend per common share, or $0.52 on an annualized basis. The dividend is payable on June 25, 2021 to stockholders of record as of the close of business on May 21, 2021.

2021 Full Year Guidance

The Company reaffirms guidance for the full year of 2021. Net sales are expected to be between $17.2 billion and $17.5 billion.  Adjusted EBITDA is expected to be between $208 million and $218 million. The 2021 Adjusted EBITDA guidance assumes our operating expense run-rate will benefit from cost savings initiatives and operational efficiency gains realized in 2020, partially offset by the return of certain costs including 401(k) matching, travel and meetings expense and health and welfare expenses.

This guidance assumes $28 million in cigarette inventory holding gains based on three anticipated price increases from the major cigarette manufacturers in 2021.

Diluted EPS for the full year is expected to be between $1.39 and $1.54. Diluted EPS, excluding LIFO expense, is expected to be between $1.90 and $2.06. Key assumptions in the guidance include $32.0 million of LIFO expense, a 26.5% tax rate and 45.4 million fully diluted shares outstanding. The Company’s guidance assumes no new acquisitions or large customer market share gains. Capital expenditures for 2021 are expected to be approximately $45 million, which will be utilized primarily for maintenance and technology initiatives as well as upgrades to certain distribution facilities and the relocation of one distribution facility. The Company expects to generate free cash flow in 2021 of $80 million to $100 million.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, May 6, 2021 at 8:00 a.m. Central time during which management will review the results of the first quarter of 2021. The call may be accessed by dialing 1-800-351-9852 using the code 50154241. The call may also be listened to on the Company’s website at www.core-mark.com.

An audio replay will be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 40,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, mass merchants, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: David Lawrence, Vice President of Finance and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including Diluted EPS excluding LIFO expense, Free Cash Flow, Adjusted EBITDA, remaining gross profit, and operating expenses as a percentage of remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Free Cash Flow is a measure used by management to measure operating performance.  We believe Free Cash Flow is also one of the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies.  Free Cash Flow is equal to net cash provided by operating activities less additions to property, plant and equipment and capitalization of software and related development costs.

Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS excluding LIFO expense is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit. Operating expenses as a percentage of remaining gross profit is a non-GAAP financial measure used by us to measure operating leverage.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, the extent and duration of the disruption to business activities caused by the global health crisis associated with the novel coronavirus pandemic (“COVID-19”) outbreak, including the effects on vehicle miles driven, on the financial health of our business partners, on supply chains, and on financial and capital markets; declining cigarette sales volumes; our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, senior management and other key personnel; competition in our distribution markets, including product, service and pricing pressures related to COVID-19; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers and our ability to maintain favorable supplier arrangements; disruptions in suppliers’ operations, including the impact of COVID-19 on our suppliers as well as supply chain, including potential problems with inventory availability and the potential result of higher cost of product and freight due to high demand of products and low supply for an unpredictable period of time; product liability and counterfeit product claims and manufacturer recalls of products, including ongoing litigation related to Juul products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations, including increased regulation of electronic cigarette and other alternative nicotine products; risks related to changes to our workforce, including reductions to hours, headcount and benefits as a result of COVID-19; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation, regulations and other matters negatively affecting the cigarette, tobacco and alternative nicotine industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is May 6, 2021, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$43.5	$22.8
Accounts receivable, net of allowance for credit losses of $15.7 and $16.5 as of March 31, 2021 and December 31, 2020, respectively	377.9	362.6
Other receivables, net	94.8	105.5
Inventories, net	756.5	758.5
Deposits and prepayments	86.8	87.8
Total current assets	1,359.5	1,337.2
Property and equipment, net	280.8	276.0
Operating lease right-of-use assets	202.7	203.6
Goodwill	72.8	72.8
Other intangible assets, net	38.5	40.7
Other non-current assets, net	27.8	24.4
Total assets	$1,982.1	$1,954.7
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$250.0	$190.9
Book overdrafts	33.0	31.1
Cigarette and tobacco taxes payable	257.5	302.9
Operating lease liabilities	33.2	32.9
Accrued liabilities	174.5	188.0
Total current liabilities	748.2	745.8
Long-term debt	352.9	344.5
Deferred income taxes	18.1	2.1
Long-term operating lease liabilities	179.7	179.7
Other long-term liabilities	11.8	12.5
Claims liabilities	38.6	38.2
Total liabilities	1,349.3	1,322.8
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 shares authorized; 53,160,505 and 52,918,347 shares issued; 45,163,705 and 44,921,547 shares outstanding at March 31, 2021 and December 31, 2020, respectively)	0.5	0.5
Additional paid-in capital	296.6	298.3
Treasury stock at cost (7,996,800 shares of common stock at each of March 31, 2021 and December 31, 2020, respectively)	(123.0)	(123.0)
Retained earnings	461.9	459.7
Accumulated other comprehensive loss	(3.2)	(3.6)
Total stockholders’ equity	632.8	631.9
Total liabilities and stockholders’ equity	$1,982.1	$1,954.7

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2021	2020
Net sales	$3,932.2	$3,939.3
Cost of goods sold	3,714.8	3,720.9
Gross profit	217.4	218.4
Warehousing and distribution expenses	137.3	142.4
Selling, general and administrative expenses	63.4	63.9
Amortization of intangible assets	2.7	2.3
Total operating expenses	203.4	208.6
Income from operations	14.0	9.8
Interest expense, net	(3.1)	(3.5)
Foreign currency transaction gains (losses), net	0.2	(0.2)
Income before income taxes	11.1	6.1
Provision for income taxes	(2.6)	(1.8)
Net income	$8.5	$4.3

Basic earnings per common share (1)	$0.19	$0.09

Diluted earnings per common share (1)	$0.19	$0.09

Basic weighted-average shares	45.2	45.3

Diluted weighted-average shares	45.4	45.4

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities:
Net income	$8.5	$4.3
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	10.3	8.0
Amortization of debt issuance costs	0.3	0.2
Stock-based compensation expense	2.4	2.0
Credit loss expense, net	0.6	1.8
Impairment charge and other	0.1	0.3
Depreciation and amortization	17.4	15.7
Foreign currency transaction (gains) losses, net	(0.2)	0.2
Deferred income taxes	16.0	0.8
Changes in operating assets and liabilities:
Accounts receivable, net	(15.7)	12.0
Other receivables, net	10.9	(5.5)
Inventories, net	(7.3)	(102.4)
Deposits, prepayments and other non-current assets	(0.7)	31.8
Accounts payable	58.9	79.5
Cigarette and tobacco taxes payable	(46.0)	(17.9)
Claims, accrued and other long-term liabilities	(14.1)	1.7
Net cash provided by operating activities	41.4	32.5
Cash flows from investing activities:
Additions to property and equipment, net	(4.9)	(5.0)
Capitalization of software and related development costs	(0.4)	(0.8)
Net cash used in investing activities	(5.3)	(5.8)
Cash flows from financing activities:
Borrowings under revolving credit facility	497.4	489.7
Repayments under revolving credit facility	(496.4)	(501.5)
Payments of financing costs	(2.8)	—
Payments on finance leases	(5.3)	(2.4)
Dividends paid	(6.2)	(5.6)
Repurchases of common stock	—	(5.4)
Tax withholdings related to net share settlements of restricted stock units	(4.1)	(2.4)
Increase in book overdrafts	1.9	12.4
Net cash used in financing activities	(15.5)	(15.2)
Effects of changes in foreign exchange rates	0.1	0.4
Change in cash and cash equivalents	20.7	11.9
Cash and cash equivalents, beginning of period	22.8	14.1
Cash and cash equivalents, end of period	$43.5	$26.0
Supplemental disclosures:
Cash paid during the period for:
Income taxes, net	$(4.7)	$(3.2)
Interest	$(1.1)	$(2.6)
Operating lease liabilities arising from obtaining new right-of-use assets	$11.0	$6.3
Finance lease liabilities arising from obtaining new right-of-use assets	$12.8	$10.5

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) TO DILUTED EARNINGS PER SHARE (U.S. GAAP)
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2021 (a)(b)	2020 (a)(b)	% Change
Net income	$8.5	$4.3	97.7%
Diluted shares	45.4	45.4
Diluted EPS	$0.19	$0.09	111.1%
LIFO expense	0.17	0.13
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.36	$0.22	63.6%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains(1)	$0.20	$0.15
Cigarette tax stamp inventory holding gains(2)	0.13	—
OTP tax claim(3)	(0.06)	—

(a) Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 27.4% for the three months ended March 31, 2021, versus 26.0% for the same period in 2020.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $12.5 million for the three months ended March 31, 2021, respectively versus $9.1 million for the three months ended March 31, 2020, respectively.
(2) Cigarette tax stamp inventory holding gains
Cigarette tax stamp inventory holding gains were $8.3 million for the three months ended March 31, 2021.
(3) OTP tax claim
OTP tax claim of $3.8 million recognized in the three months ended March 31, 2021, relates to a tax audit in Ontario for the years 2014 through 2018.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EXPENSES AS A PERCENTAGE OF REMAINING GROSS PROFIT (NON-GAAP)
(In millions, except percentages)(1)
(Unaudited)
	Three Months Ended
	March 31,
	2021	2020
Gross profit	$217.4	$218.4
Cigarette inventory holding gains	(12.5)	(9.1)
Cigarette tax stamp inventory holding gains	(8.3)	—
OTP tax claim	3.1	—
LIFO expense	10.5	7.8
Remaining gross profit (non-GAAP)	$210.2	$217.1

Warehousing and distribution expenses	$137.3	$142.4
Selling, general and administrative expenses	63.4	63.9
Amortization of intangible assets	2.7	2.3
Total operating expenses	$203.4	$208.6

Warehouse and distribution expense as a percentage of remaining gross profit (non-GAAP)	65.3%	65.6%
Selling, general and administrative expense as a percentage of remaining gross profit (non-GAAP)	30.2%	29.4%
Amortization of intangible assets as a percentage of remaining gross profit (non-GAAP)	1.3%	1.1%
Total operating expense as a percentage of remaining gross profit (non-GAAP)	96.8%	96.1%
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(1)    Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited and in millions)

	Three Months Ended March 31,
	2021	2020
Net cash provided by operating activities	$41.4	$32.5
Additions to property and equipment, net	(4.9)	(5.0)
Capitalization of software and related development costs	(0.4)	(0.8)
Free Cash Flow (non-GAAP)	$36.1	$26.7